First Busey Corporation Announces Fourth Quarter Earnings

Message from our CEO

Van A. Dukeman, President & CEO

URBANA, Ill., Jan. 22 /PRNewswire-FirstCall/ -- First Busey Corporation (Nasdaq: BUSE) consolidated net income for the quarter was $4.4 million compared to $7.3 million for the same period in 2006. Consolidated net income per fully-diluted share for the quarter ended December 31, 2007 totaled $0.12 compared to $0.34 per fully-diluted share for the same period in 2006. On an annual basis, consolidated net income was $31.5 million for 2007 as compared to $28.9 million for 2006. Consolidated net income per fully-diluted share was $1.13 for 2007 as compared to $1.35 per fully-diluted share for 2006.

The decline in fourth quarter net income was primarily due to two factors: one-time merger related expenses totaling approximately $1.8 million, after tax, from our recent business combination with Main Street Trust, Inc. and a significant addition to our provision for loan losses of $7.0 million, after tax. The increase in provision brought our total allowance for loan losses to $42.6 million or 1.39% of loans. Our non-performing loans totaled $20.1 million, which resulted in an allowance to non-performing loans coverage ratio of 212%. Net charge offs in the quarter totaled $7.3 million.

As discussed last quarter, we have continued to experience deterioration in our loan portfolio, primarily in southwest Florida. We have provided additional information in this report under the section Loan Portfolio Quality.

On a positive note, this quarter we are pleased to report the completion of our merger of Main Street Bank & Trust with and into Busey Bank, which coincided with the launch of our updated Busey brand. In addition to the Illinois bank merger, we also completed the combination of our wealth management units, which formed Busey Wealth Management, Inc.

The first quarter 2008 dividend is $0.20 per share, which represents an 11.1% per share increase. The dividend will be paid on January 25, 2008.

We appreciate the extra hard work and diligence our Associates exhibited in getting us through these mergers and systems conversions. We also would like to truly thank our customers for their loyalty and patience as we completed the merger.

With our team of terrific associates and loyal customers, I am very excited about the future! As always, your input and comments are welcome.

SELECTED FINANCIAL HIGHLIGHTS

(amounts in thousands, except ratios and per share data)

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Earnings & Per Share Data
Net Income	$4,367	$11,510	$7,344	$31,477	$28,888
Basic earnings per share	$0.12	$0.37	$0.34	$1.13	$1.35
Weighted average shares of common stock outstanding	36,519	31,464	21,359	27,779	21,349
Fully-diluted earnings per share	$0.12	$0.36	$0.34	$1.13	$1.35
Weighted average shares of common stock and dilutive potential common shares outstanding	36,783	31,655	21,428	27,924	21,406
Market price per share at period end	$19.86	$21.91	$23.05	$—	$—
Price to book ratio	136.16%	161.70%	266.93%	0.00%	0.00%
Price to earnings ratio [1]	41.72	15.34	17.10	17.58	17.07
Cash dividends price per share	$0.18	$0.18	$0.16	$0.77	$0.64
Book value per share	$14.59	$14.71	$8.64	$—	$—
Tangible book value per share	$6.86	$7.20	$5.93	$—	$—
Common shares outstanding	36,316	36,585	21,456	—	—

Average Balances
Assets	$4,154,710	$3,639,161	$2,466,696	$3,185,603	$2,344,552
Investment Securities	626,310	556,842	345,447	457,935	330,235
Gross loans	2,993,724	2,689,472	1,932,835	2,405,583	1,832,800
Earning assets	3,651,718	3,304,265	2,290,816	2,891,348	2,170,446
Deposits	3,209,772	2,909,176	1,974,574	2,529,807	1,867,058
Interest-bearing liabilities	3,297,075	2,873,767	2,029,894	2,575,915	1,910,218
Stockholders’ equity	535,911	370,902	181,373	318,155	174,824

End of Period Financial Data
Tax equivalized net interest income	$33,150	$30,556	$19,905	$103,593	$78,630
Gross loans	3,053,225	3,040,881	1,956,927	—	—
Allowance for loan losses	42,560	38,198	23,588	—	—

Performance Ratios
Return on average assets[1]	0.42%	1.25%	1.18%	0.99%	1.23%
Return on average equity[1]	3.23%	12.31%	16.06%	9.89%	16.52%
Net interest margin[1]	3.60%	3.67%	3.45%	3.58%	3.62%
Net interest spread[1]	3.24%	3.16%	3.00%	3.16%	3.18%
Efficiency Ratio[2]	63.22%	56.67%	61.72%	57.78%	56.70%
Non-interest revenue as a % of total revenues[3]	29.50%	26.73%	25.18%	27.23%	24.56%
Allowance for loan losses	1.39%	1.26%	1.21%	0.00%	0.00%
Allowance as a % of non-performing loans	211.95%	159.74%	303.77%	0.00%	0.00%
Ratio of average loan to average deposits	93.27%	92.45%	97.89%	95.09%	98.17%

Asset Quality
Net charge-offs	$7,287	$630	$264	$8,350	$902
Non-performing loans	20,080	23,912	7,765	—	—
Other non-performing assets	2,028	2,138	721	—	—

1Quarterly ratios annualized

2Net of security gains and amortization

3Net of interest expense, excludes security gains

Net income was $4.4 million for the quarter ended December 31, 2007, as compared to $7.3 million for the comparable period in 2006. For the quarter ended December 31, 2007, earnings per share on a fully-diluted basis were $0.12 as compared to the $0.34 per fully-diluted share for the comparable period in 2006. Net income was $31.5 million for 2007 as compared to $28.9 million for 2006. Earnings per share on a fully-diluted basis for 2007 were $1.13, a decrease of $0.22 or 16.3% from $1.35 for 2006.

Busey Bank’s net income was $35.1 million for 2007, as compared to $29.5 million for 2006, an increase of 19.0%. During 2007, Busey Bank recorded $4.9 million, after tax, of loan loss provision as compared to $0.7 million, after tax, of loan loss provision recorded during 2006. Additionally, Busey Bank recorded $1.3 million, after tax, in one-time merger related expenses during the fourth quarter of 2007.

Busey Bank, N.A.’s net loss was $1.8 million for 2007, as compared to $3.5 million of net income for 2006. The net loss position was primarily related to loan loss provision of $3.9 million, after tax, recorded during 2007 as compared to $0.1 million, after tax, loan loss provision recorded during 2006. Busey Bank, N.A.’s net loss was partially offset by FirsTech, Inc.’s, its wholly-owned subsidiary, net income of $0.7 million for the five months following the merger with Main Street Trust, Inc. FirsTech’s results include $0.2 million of expenses related to enhancement of processing controls, which will allow FirsTech to compete in the larger volume processing marketplace.

Net one-time charges during the fourth quarter totaled $1.8 million, after tax. The charges were primarily related to the merger with Main Street and included employee costs, rebranding related costs and system conversion costs.

Loan Portfolio Quality: As was the case during the third quarter of 2007, the Company experienced continued deterioration in its loan portfolio during the fourth quarter. Total non-performing assets were $22.1 million at December 31, 2007, compared to $26.0 million at September 30, 2007 and $17.2 million on a pro-forma combined basis with Main Street Trust, Inc. at December 31, 2006. Busey Bank and Busey Bank, N.A. have $13.9 million and $8.2 million in non-performing assets, respectively. Total non-performing assets in Florida were $10.4 million, with $2.2 million in Busey Bank and $8.2 in Busey Bank, N.A. The remaining $11.7 million of non-performing assets were primarily within the downstate Illinois market.

Non-accrual loans totaled $15.4 million, or 0.5% of gross loans, at December 31, 2007. Non-accrual loans primarily consisted of commercial non-accruals of $10.1 million and personal real estate loans of $5.3 million. Geographically, $7.2 million of non-accural loans were in Florida with the remainder primarily located in downstate Illinois.

The Company’s 90+ days past due loans totaled $4.7 million, or 0.2% of gross loans, at December 31, 2007. Commercial accruing loans 90+ days past due were $3.3 million at December 31, 2007. The portion of 90+ days past due loans related to personal residential real estate loans was $1.4 million at December 31, 2007.

Other real estate owned totaled $2.0 million at December 31, 2007.

Net charge offs for the fourth quarter and the year ended December 31, 2007 were $7.3 million and $8.4 million, respectively.

Provision for loan losses was $11.7 million during the fourth quarter of 2007 compared to $0.3 million in the comparable period of 2006. The provision was $14.5 million for 2007, versus $1.3 million for 2006. As a percentage of total outstanding loans, the allowance for loan losses was 1.39% as of December 31, 2007, and 1.21% as of December 31, 2006. Total allowance for loan losses was $42.6 million at December 31, 2007, representing 212.0% coverage of non-performing loans.

The Company has been and continues to carefully evaluate its loan portfolios on a proactive basis. Once problem loans are identified, adjustments to the provision are made based upon all information available at that time. The increase in provision reflects managements’ analysis of amounts necessary to cover potential losses in our loan portfolios. However, additional losses may be identified in our loan portfolio as new information is obtained. The Company may need to provide for additional loan losses in the future as management continues to identify potential problem loans and gain further information concerning existing problem loans. This is particularly the case in the weak economic climate in southwest Florida.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands, except pershare data)

	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006
Assets
Cash and due from banks	$125,228	$108,037	$63,316
Federal funds sold	459	43,000	—
Investment securities	610,422	691,831	365,608
Net loans	3,010,665	3,002,683	1,933,339
Premises and equipment	80,400	70,128	41,001
Goodwill and other intangibles	280,487	274,688	58,132
Other Assets	85,264	97,783	48,118
Total Assets	$4,192,925	$4,288,150	$2,509,514

Liabilities & Stockholders’ Equity
Non-interest bearing deposits	$389,672	$454,875	$246,440
Interest-bearing deposits	2,817,526	2,912,933	1,768,399
Total deposits	$3,207,198	$3,367,808	$2,014,839
Federal funds purchased & securities sold under agreements to repurchase	203,119	137,463	54,770
Short-term borrowings	10,523	21,023	25,000
Long-term debt	150,910	135,825	156,650
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	36,478	32,757	17,981
Total liabilities	$3,663,228	$3,749,876	$2,324,240
Total stockholders’ equity	$529,697	$538,274	$185,274
Total liabilities & stockholders’ equity	$4,192,925	$4,288,150	$2,509,514

Per Share Data
Book value per share	$14.59	$14.71	$8.64
Tangible book value per share	$6.86	$7.20	$5.93
Ending number of shares outstanding	36,316	36,585	21,456

Condensed Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Interest and fees on loans	$55,763	$35,860	$178,700	$132,861
Interest on investment securities	7,375	3,677	21,865	13,156
Other Interest Income	348	161	1,338	349
Total Interest Income	$63,486	$39,698	$201,903	$146,366

Interest on deposits	26,169	16,449	84,197	55,046
Interest on short-term borrowings	1,745	846	4,763	3,011
Interest on long-term debt	1,987	2,027	7,407	7,734
Junior subordinated debt owed to unconsolidated trusts	1,023	1,011	4,038	4,060
Total interest expense	$30,924	$20,333	$100,405	$69,851

Net interest income	$32,562	$19,365	$101,498	$76,515
Provision for loan losses	11,700	300	14,475	1,300
Net interest income after provision for loan losses	$20,862	$19,065	$87,023	$75,215

Fees for customer services	3,941	2,890	12,963	11,088
Trust fees	3,951	1,550	10,041	6,020
Remittance processing	2,720	—	4,466	—
Commissions and brokers’ fees	586	666	2,535	2,653
Gain on sales of loans	818	585	3,232	2,443
Net security gains	723	1,667	3,718	3,547
Other	1,612	825	4,737	2,710
Total non-interest expense	$14,351	$8,183	$41,692	$28,461

Salaries and wages	11,914	6,553	37,311	26,431
Employee benefits	3,362	3,723	8,357	8,180
Net occupancy expense	2,635	1,307	7,449	5,121
Furniture and equipment expense	1,785	761	4,834	3,438
Data processing expense	2,568	409	5,299	1,753
Amortization expense	1,118	319	2,503	1,376
Other operating expenses	7,308	3,554	18,552	13,788
Total non-interest expense	$30,690	$16,626	$84,305	$60,087

Income before income taxes	$4,523	$10,622	$44,410	$43,589
Income taxes	156	3,278	12,933	14,701
Net income	$4,367	$7,344	$31,477	$28,888

Per Share Data
Basic earnings per share	$0.12	$0.34	$1.13	$1.35
Fully-diluted earnings per share	$0.12	$0.34	$1.13	$1.35
Diluted average shares outstanding	36,783	21,428	27,924	21,406

Corporate Profile

First Busey Corporation is a $4.2 billion financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banks with locations in three states. Busey Bank is headquartered in Champaign, Illinois and has forty-five banking centers serving downstate Illinois. Busey Bank has a banking center in Indianapolis, Indiana, and a loan production office in Fort Myers, Florida. On December 31, 2007, Busey Bank had total assets of $3.7 billion. Busey Bank, N.A. is headquartered in Fort Myers, Florida, with nine banking centers serving southwest Florida. Busey Bank, N.A. had total assets of $470.5 million as of December 31, 2007.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage, and insurance products and services. As of December 31, 2007, Busey Wealth Management had approximately $4.2 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary -- FirsTech, Inc. -- which processes over 27 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,000 agent locations in 36 states.

Busey provides electronic delivery of financial services through Busey

e-bank, http://www.busey.com.

Special Note Concerning Forward-Looking Statements

This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Special Note Concerning Goodwill and Identifiable Intangibles

The excess purchase price resulting from the merger with Main Street Trust, Inc. has been allocated to goodwill and identifiable intangibles assets in accordance with current accounting guidance, to the extent that supportable documentation was available at December 31, 2007. Such amounts are subject to adjustment in the near term as additional analysis is performed or obtained from third party sources.

SOURCE First Busey Corporation

01/22/2008

CONTACT: Barbara Harrington, EVP & CFO of First Busey Corporation, (217) 365-4528